Exhibit 99.1

Contact:	Jacqualyn A. Fouse, Ph.D.	Patrick E. Flanigan III
	EVP, Chief Financial Officer	VP, Investor Relations
	(908) 673-9956	(908) 673-9969

Celgene Announces Additional $3.0 Billion Share Repurchase Program

SUMMIT, NJ – (June 12, 2013) – Celgene Corporation (NASDAQ: CELG) announced today that its Board of Directors authorized the repurchase of up to an additional $3.0 billion of the Company’s common stock. Purchases may be made in the open market or in privately negotiated transactions from time to time, as determined by management and in accordance with applicable requirements of the Securities and Exchange Commission.

Year-to-date, Celgene has repurchased approximately $1.8 billion of its common stock and has exhausted the previous $2.5 billion stock repurchase authorization. Celgene has repurchased approximately $6.5 billion of its common stock over the last four years.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

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